EXHIBIT 3.4
 AMENDMENT No. 1

TO

LIMITED LIABILITY COMPANY AGREEMENT

OF

WELLTOWER OP LLC

June 1, 2022

THIS AMENDMENT NO. 1 TO THE LIMITED LIABILITY COMPANY AGREEMENT (as so amended, the “Agreement”) of Welltower OP LLC (the “Company”), dated as of June 1, 2022 (this “Amendment”), is entered into by and among Welltower Inc., a Delaware corporation, as the initial member of the Company (the “Initial Member”), and the Initial Member, on behalf of and as attorney in fact for each of the Persons whose names are set forth on the Member Registry as Members, together with each other Person who at any time becomes a Member of the Company in accordance with the Agreement. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

WHEREAS, the Company and the Initial Member desire to amend the definition of “Redemption Amount” set forth in the Agreement;

WHEREAS, the Initial Member is the sole Member of the Company, and Section 14.1 of the Agreement grants the Initial Member, with the prior consent of the Board of Directors of the Company, the power and authority to amend the Agreement; and

WHEREAS, the Board of Directors of the Company has consented to this Amendment to reflect the amended definition.

NOW, THEREFORE, in consideration of the foregoing and for other good valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Initial Member hereby agrees as follows:

1.The definition of “Redemption Amount” set forth in Article I of the Agreement is hereby amended and restated as follows:
“Redemption Amount” means either the Cash Amount or the Shares Amount, as determined by the Company, in its sole and absolute discretion. A Redeeming Member shall have no right, without the Initial Member’s consent, in its sole and absolute discretion, to receive the Redemption Amount in the form of the Shares Amount.

2.Unless amended herein, all other terms and conditions of the Agreement shall remain in full force and effect. This Amendment may be executed by facsimile or other electronic transmission.

3.This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

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IN WITNESS WHEREOF, the Initial Member has executed this Amendment as of the date first written above.

INITIAL MEMBER:

Welltower Inc.

By:
Name:	Matthew G. McQueen
Title:	Executive Vice President – General Counsel and Corporate Secretary